LML PAYMENT SYSTEMS INC.

LML REPORTS SALE OF WILDWOOD ESTATES PROPERTY

VANCOUVER, BC, June 18, 2003 - LML Payment Systems Inc. (Nasdaq: LMLP) (the "Corporation") is pleased to announce its wholly owned subsidiary, LHTW Properties Inc., has sold its retirement styled residential community located in Wildwood, Florida, known as Wildwood Estates, to Wildwood Villages LLC for gross cash consideration of U.S.$2,400,000.

"We are very pleased with this result," said Corporation President and CEO, Patrick H. Gaines. "The disposition of the Wildwood Estates property was an important step in our strategic plans. With this accomplished, we are now able to focus all of managements efforts on strengthening our position as a financial payment processor through the development of our strategic objectives with respect to sales, marketing, product development and the protection of our technology and intellectual property estate through licensing and enforcement programs".

About LML Payment Systems Inc. (www.lmlpayment.com)

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. We also provide selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporations intellectual property estate, owned by subsidiary LML Patent Corp, includes U.S. Patent No. 6,547,129, No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporations business, please see the documents filed by the Corporation with the SEC.

CONTACTS:

Patrick H. Gaines Investor Relations

President and CEO (800) 888-2260

(604) 689-4440